EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 6th day of December 1996, by and between TRIAD MEDICAL, INC., a California corporation (the "Company"), and JACK SALADOW, an individual (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Company desires to employ Executive as the Company's Vice President of Marketing and Technology and the Executive desires to accept such employment and serve in such position with the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

        1. EMPLOYMENT. The Executive is hereby employed by the Company as Vice President of Marketing and Technology of the Company, and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement, which shall become binding on the parties as of the date of its execution. Notwithstanding the foregoing, however, Executive's employment by the Company hereunder shall not become effective until January 6, 1997 (the "Effective Date") and Executive shall have no obligation to perform any employment services, and no compensation or benefits and no rights as an employee under applicable laws shall accrue to Executive, under this Agreement during the period from the date of this Agreement to the Effective Date, provided that no further action on the part of the Company or the Executive shall be required for Executive's employment hereunder to become effective on January 6, 1997.

        2. AT-WILL EMPLOYMENT. This Agreement and Executive's employment hereunder shall continue indefinitely, but may be terminated at any time by the Company or Executive as provided in Section 5 hereof. The parties acknowledge that this Agreement creates an at-will employment relationship between the parties.

        3. POSITION AND DUTIES.

                3.01 SERVICE WITH THE COMPANY. During the Executive's employment hereunder, the Executive agrees to devote all of his skills and efforts to the performance of, and to perform diligently and on a timely basis, such duties as shall be assigned to him from time to time by the Company's Chief Executive Officer (the "CEO") or by the Board of Directors of the Company.

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                3.02 NO CONFLICTING DUTIES; CONTINUING CONSULTING ASSIGNMENTS.

                        (a) NO CONFLICTING DUTIES. During the Executive's
                employment hereunder, the Executive shall not serve as an officer, director, employee, consultant or advisor to any other business or otherwise engage in any business activities; PROVIDED, HOWEVER, that Executive may serve as a director of one or more corporations so long as (i) such other corporation does not compete, directly or indirectly, with the Company or any of its Affiliates (as defined in Subsection 14.07 hereof), (ii) such service as a director of such other corporations does not adversely affect Executive's ability to perform his duties under this Agreement, and (iii) such service as a director to another corporation is first approved by the Board of Directors of the Company.

                (b) EXCEPTIONS FOR CONTINUING CONSULTING ASSIGNMENTS. Notwithstanding the foregoing provisions of Paragraph (a) of this Subsection 3.02, during the remainder of calendar year 1996, Executive shall be permitted to complete certain consulting assignments and responsibilities that he had previously undertaken with the companies listed on Schedule A hereto (the "Continuing Consulting Assignments"); except that Executive may continue his Continuing Consulting Assignment for Becton Dickenson until April 30, 1997, provided that, commencing January 1, 1997 he shall perform such consulting services for Becton Dickenson in his capacity as an employee and exclusively for the benefit of the Company, he shall so notify Becton Dickenson in writing thereof and shall use his best efforts to have Becton Dickenson consent to the assignment of the consulting agreement Executive has with Becton Dickenson to the Company and to pay all fees and any other compensation earned from, and all reimbursements of expenses incurred in connection with, such engagement after December 31, 1996 directly to the Company and he shall not accept any prepayments from Becton Dickenson of fees or other compensation or reimbursements that are attributable or relate to services that will be performed or expenses to be incurred subsequent to December 31, 1996. In the event that Becton Dickenson refuses to consent to such assignment and to agree to make post-December 31, 1996 compensation and expense reimbursement payments to the Company, Executive shall be entitled to continue to provide consulting services to Becton Dickenson until April 30, 1997; provided that all fees and other compensation received by Executive for such services rendered after December 31, 1996 to Becton Dickenson shall be paid by Executive to the Company. Executive further agrees that, except as otherwise provided hereinabove with respect to the Becton Dickenson Continuing Consulting Assignment, (x) he will complete his duties under the Continuing Consulting Assignments by no later than December 31, 1996,
        (y) in performing the Continuing Consulting Assignments he will not hold himself out as an officer or employee of the Company, and (z) he will not undertake any new or additional consulting assignments or responsibilities with any third parties, including, without limitation, any of the companies listed on Schedule A or Schedule B hereto, unless he first submits a proposal to provide such consulting services, in his capacity as an employee and solely for the benefit of the Company, to the Company's CEO, the CEO approves, in writing, the acceptance of such

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        proposal by the Company, which approval the CEO may withhold in his absolute discretion, and the third party agrees that the Company will be the provider of such consulting services to and shall be entitled to receive all fees and other compensation for such services directly from, such third party.

                (c) NO INCONSISTENT AGREEMENTS. Executive represents and warrants that, with the exception of the Continuing Consulting Assignments, Executive is under no agreements or commitments (written or oral) that are inconsistent with his obligations set forth in this Agreement or which would be breached by his execution of this Agreement or the performance of his obligations or duties hereunder. Executive has disclosed to the Company that, prior to the date hereof, he entered into confidentiality agreements with the companies identified on Schedule B hereto, which consist of the companies for which he has Continuing Consulting Assignments and former consulting clients of Executive (the "Third-Party Confidentiality Agreements"). Executive represents and warrants that, to the best of his knowledge, such Third-Party Confidentiality Agreements do and will not conflict with or interfere with the performance of his duties hereunder and he agrees that he will not take any actions within the scope of his employment or when performing his duties with the Company that would violate or constitute a breach of any of the Third-Party Confidentiality Agreements. Based on the foregoing representations and warranties and agreements of Executive with respect to the Third-Party Confidentiality Agreements, the Company acknowledges that Executive shall not be in breach of this Agreement as a result of his being a party to such Third-Party Confidentiality Agreements.

        4. COMPENSATION.

                4.01 BASE SALARY. As compensation for all services to be rendered by the Executive to the Company or any of its Affiliates under this Agreement, the Company shall pay to the Executive a base annual salary of One Hundred Twenty-Five Thousand Dollars ($125,000) (the "Annual Base Salary"). The Annual Base Salary shall be paid in installments in accordance with the Company's normal payroll procedures and policies, provided that such installments shall be paid no less frequently than twice per month. The amount of the Executive's Annual Base Salary shall be reviewed annually by the CEO of the Company and, after giving due consideration to recommendation of the CEO, the Company's Board of Directors or the Compensation Committee thereof shall determine whether Executive's Annual Base Salary shall be increased, such determination to be made on the basis of an evaluation of the Executive's performance, the performance of the Company and such other factors as the CEO or the Company's Board of Directors or its Compensation Committee shall deem appropriate.

                4.02 INCENTIVE COMPENSATION. Executive shall be considered for discretionary bonus compensation once each year, commencing in 1997, by the Company's Board of Directors or the Compensation Committee thereof. The determination of whether or not any bonus compensation will be awarded, the amount thereof, if any, and the terms and

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        conditions on which any bonus award will be made payable, shall be determined in the sole and absolute discretion of the Board of Directors of the Company or any Compensation Committee thereof authorized to make such determinations, provided that the President of the Company shall submit his views to the Board of Directors or any Compensation Committee thereof (as the case may be) with respect to the awarding of bonus compensation to Executive.

                4.03 PARTICIPATION IN BENEFIT PLANS. The Executive shall be entitled to participate in all employee benefit plans or programs (including vacation time, sick leave and holidays) generally available to other executives of the Company, to the extent that Executive's position, title, tenure with the Company, salary, age, health and other qualifications make him eligible to participate therein. Schedule C hereto contains a list of the benefit plans and programs in effect on the date hereof in which Executive shall be eligible to participate, provided that nothing in this Agreement shall obligate the Company to continue such plans or programs and the Company shall be entitled, in its sole and absolute discretion, to terminate, modify or replace any or all of such plans and programs at any time. The Executive's participation in any such plans or programs shall be subject to the provisions, rules and regulations thereof that are generally applicable to all participants therein. Set forth in Schedule D hereto is the amount of paid vacation to which Executive shall be entitled during his employment with the Company. Executive agrees that he will schedule his vacations at times reasonably acceptable to the Company's CEO.

                4.04 EMPLOYEE STOCK OPTIONS. Concurrently herewith, Triad Holdings, Inc., which is the owner of 100% of the outstanding shares of common stock of the Company ("Triad Holdings"), and Executive are entering into an Employee Stock Option Agreement in the form of Schedule E hereto (the "Option Agreement"), which provides for the grant by Triad Holdings to Executive, under Triad Holdings' 1992 Stock Option and Restricted Stock Purchase Plan, as amended and restated effective May 14, 1996 (the "Option Plan"), of options which will entitle him to purchase up to an aggregate of thirty thousand (30,000) shares of common stock of Triad Holdings (the "Stock Options"), on the terms and subject to the conditions contained in the Option Agreement and the Option Plan. The Option Agreement and Option Plan, and not this Agreement, shall govern all of the respective rights and obligations of Triad Holdings and Executive with respect to the Options, including, without limitation, the respective rights and obligations of Triad Holdings and Executive with respect to the Options in the event of a termination of Executive's employment with the Company.

                4.05 EXPENSES. In accordance with the Company's policies established from time to time, the Company will pay or reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers and expense reports substantiating the amount thereof and the business purposes for which such expenses were incurred. Such expense reimbursement shall include a mileage allowance to reimburse

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        Executive for the expense incurred in utilizing his personal automobile on Company business of $0.10 for each mile of such usage. In addition, during his employment with the Company, Executive shall be entitled to an automobile allowance in the amount of $650.00 per month, payable monthly, commencing in January 1997.

        5. TERMINATION OF THE EXECUTIVE'S EMPLOYMENT.

                5.01 DISABILITY. In the event the Executive becomes totally disabled, this Agreement and Executive's employment may be terminated by the Company, in its sole discretion, effective on written notice thereof to the Executive that shall specify that such termination is due to the Executive's total disability (as hereinafter defined). For purposes of this Agreement, the term "totally disabled" or "total disability" means an inability of Executive, due to a physical or mental illness, injury or impairment, to perform a substantial portion of his duties for a period of 180 consecutive days, as determined by the Company's Board of Directors. If there is a dispute between Executive and the Company as to whether or not the Executive is totally disabled, the matter shall be determined by a licensed physician who shall be selected by the Company and approved by the Executive and whose determination as to whether or not the Executive is totally disabled shall be final and binding on both the Company and the Executive. Executive agrees that he will not unreasonably withhold or delay his approval of the physician selected by the Company and if he does unreasonably withhold or delay such approval, or fails to cooperate fully with such physician, the determination of the Board of Directors as to whether the Executive is totally disabled shall be final and binding on the Executive. The fees and expenses of the physician selected by the Company and approved by Executive, for services rendered in determining whether or not Executive is totally disabled, shall be borne by the Company. In the event of a termination pursuant to this Subsection 5.01, the Company's sole liability to Executive shall be (i) to pay Executive the installments of his then Annual Base Salary accrued hereunder and unpaid for services rendered by Executive up to the date of such termination, together with any accrued but unused vacation, (ii) to pay the unpaid portion, if any, of any bonus that was previously awarded to him but which is unpaid as of the effective date of such termination of employment, provided the payment of such bonus is not dependent on his continued employment with the Company or the satisfaction of any other conditions that had not been satisfied at the time of the termination of his employment, and (iii) to provide for the continuation, for a period of one (1) year following the termination of Executive's employment pursuant to this subsection 5.01, of health and dental insurance for Executive and his dependents comparable to the health and dental insurance coverage being provided by the Company to Executive and his dependents on the day immediately prior to the date of termination of his employment, at the sole expense of the Company, or, to the extent such continuation is not permitted or practicable under the Company's health and dental insurance plans, reimbursement by the Company for such reasonable and comparable coverage as Executive is able to obtain for such one (1) year period, provided that such reimbursement shall not exceed the premiums which the Company was paying for health and dental

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        coverage for Executive and his dependents on the day prior to such termination of employment (hereinafter, the "Disability Health Insurance Continuation Benefit").

                5.02 DEATH OF EXECUTIVE. This Agreement and Executive's employment shall terminate immediately, without notice, upon the death of Executive. In such event, the Company's sole liability shall be (i) to pay Executive's estate the installments of his Annual Base Salary accrued hereunder and unpaid for services rendered by Executive up to the date of such termination, together with any accrued but unused vacation, (ii) to pay the unpaid portion, if any, of any bonus that was previously awarded to him but which is unpaid as of the effective date of such termination of employment, provided the payment of such bonus was not dependent on his continued employment with the Company any or any other conditions that had not been satisfied at the time of the termination of his employment, and (iii) to provide for the continuation, for a period of one (1) year following the termination of Executive's employment pursuant to this Subsection 5.02, of health and dental insurance for Executive's dependents comparable to the health and dental insurance coverage being provided to them by the Company on the day immediately prior to the date of such termination of employment, at the sole expense of the Company, or, to the extent such continuation is not permitted or practicable under the Company's health and dental insurance plans, reimbursement by the Company for such reasonable and comparable health and dental insurance coverage as Executive's dependents are able to obtain, provided that such reimbursement shall not exceed the amount which the Company was paying for health and dental coverage for Executive's dependents on the day prior to such termination of employment.

                5.03 TERMINATION FOR JUST CAUSE. The Company may terminate this Agreement and Executive's employment at any time for "Just Cause" (as hereinafter defined) immediately upon written notice to Executive. As used herein, the term "Just Cause" shall mean (i) habitual neglect or a repeated failure of Executive to perform his duties under this Agreement, provided that he had received at least one notice in writing from the Company prior to such termination, concerning any neglect of or failure to perform such duties under this Agreement; (ii) Executive's willful misconduct in or in connection with the performance of his duties to the Company, which would include, but would not be limited to, engaging in discriminatory acts or practices or in acts constituting sexual harassment; (iii) Executive's commission of any act of fraud or embezzlement against the Company, Triad Holdings or any of their respective subsidiaries or Affiliates or any conviction or admission of a felony or other offense involving dishonesty or moral turpitude; (iv) Executive's willful, knowing or reckless unauthorized dissemination of Confidential Information concerning either of the Company, Triad Holdings or any of their Affiliates; and (v) any willful or reckless breach by Executive of Sections 6, 7, 8 or 9 of this Agreement or a material breach of his duty of loyalty to the Company which applicable corporate law imposes on executive officers of corporations. The notice of termination to Executive shall specify that the termination is for Just Cause and whether such termination is based on events or circumstances falling under Clause (i), (ii), (iii), (iv) or (v) of the immediately preceding sentence hereof. In the event

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        of a termination hereunder for Just Cause, the Company's sole liability to Executive shall be to pay Executive the installments of his then Annual Base Salary accrued hereunder and unpaid for services rendered by Executive up to the date of such termination, together with any accrued but unused vacation.

                5.04 TERMINATION WITHOUT JUST CAUSE: TERMINATION BY EXECUTIVE FOR GOOD REASON.

                (a) The Company may terminate this Agreement and Executive's employment for any reason other than Executive's total disability or death or an event or circumstance constituting Just Cause (as defined in Subsection 5.03 above), or for no reason (a "Termination without Just Cause"), at any time effective on thirty (30) days prior written notice to Executive specifying that such termination is a "Termination without Just Cause" and the effective date of such termination. The Executive may terminate this Agreement for Good Reason in the manner and on the terms and conditions set forth in Subsection 5.05 hereof. In the event of any Termination without Just Cause by the Company pursuant to this
        Section 5.04, or in the event of a Termination for Good Reason pursuant to Subsection 5.05 hereof, the Company's sole liability to Executive shall be (i) to pay to Executive the installments of his then Annual Base Salary accrued hereunder but unpaid for services rendered by Executive up to the effective date of such termination, together with any accrued but unused vacation, (ii) subject to the terms and conditions contained in Paragraph 5.04(b) hereof, to pay to Executive the unpaid portion, if any, of any bonus that was previously awarded to him and is unpaid at the effective date of such termination of employment, (iii) to pay to Executive severance compensation in an amount equal to one and one-half (1 1/2) years' of the Executive's Annual Base Salary then in effect (the "Severance Compensation"), which shall be paid in thirty-six (36) equal twice-monthly installments over that one and one-half (1 1/2) year period (the "Severance Period"), commencing not later than on the next succeeding date, following the effective date of termination of Executive's employment pursuant to this Subsection 5.04 or Subsection 5.05 (as the case may be), on which Executive would otherwise have received his twice-monthly installment of his Annual Base Salary had such termination not occurred, and (iv) the continuation, for a period of one (1) year following the termination of Executive's employment pursuant to this Subsection 5.04 or Subsection 5.05, as the case may be (the "Benefit Continuation Period"), of disability insurance for Executive and health and dental insurance for Executive and his dependents that are comparable to the disability insurance being provided by the Company to Executive, and the health and dental insurance that was being provided by the' Company to Executive and his dependents, on the day immediately prior to the date of termination of his employment either by the Company or Executive pursuant to this Subsection 5.04 at the sole expense of the Company, or, to the extent such continuation is not permitted or practicable under the Company's disability or health and dental insurance plans, reimbursement by the Company for such reasonable and comparable insurance coverage as Executive is able to obtain for the one (1) year Benefit Continuation Period, provided that such reimbursement shall not exceed the amount which the Company was paying for such disability and health and dental insurance coverages on the day prior to such termination of employment. For

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        ease of reference, the insurance benefits described above that Executive becomes entitled to receive during the Benefit Continuation Period pursuant to the provisions of this Subsection 5.04 or the provisions of Subsection 5.05 shall sometimes be referred to as the "Post-Termination Insurance Benefits."

                (b) For purposes of this Subsection 5.04 and also Subsection
        5.05 of this Agreement, a bonus shall be deemed awarded to Executive at such time as the Board of Directors, or the Compensation Committee thereof (if it has been delegated authority by the Board to make such determinations) has determined that Executive has earned his bonus, either in whole or in part, and determined the amount thereof that is payable to him; and a bonus that has been awarded to Executive in the manner herein provided, but which has not been paid in whole or in part to him, prior to a termination of Executive's employment pursuant to this Subsection 5.04 or Subsection 5.05 hereof, shall be payable to him on the date or dates on which such awarded bonus would otherwise have been paid to him but for such termination of employment, PROVIDED, HOWEVER, that, notwithstanding the foregoing, no such bonus, or any portion thereof, that has not been paid as of the date of any such termination of Executive's employment, whether pursuant to this Subsection 5.04 or Subsection 5.05 hereof, shall be payable to Executive, if the plan or program, or terms and conditions, under or pursuant to which such bonus is payable:

                        (i) Makes it a condition precedent to Executive's right
                to receive payment of the awarded bonus (or portion thereof) that (A) the Executive remain in the employ of the Company for a period of more than six (6) months after the date on which the bonus was awarded, or (B) the Company or the Executive, or both, achieve specified performance goals or targets in any fiscal period or year of the Company subsequent to the year or other fiscal period for which the bonus was awarded, and either of those conditions was not satisfied prior to the date of the termination of his employment, or

                        (ii) Provides for a vesting schedule, pursuant to which
                some or all of the bonus will become payable (either in whole or in installments) and which requires the Executive to have continued in the Company's employ throughout one or more of the periods set forth in such vesting schedule (a "Vesting Period" or "Vesting Periods") as a condition of receiving the unpaid bonus, or any installment or installments thereof, and Executive's termination of employment has occurred prior to the expiration of such Vesting Period or Vesting Periods (as the case may be), or

                        (iii) Requires the satisfaction of any other condition
                precedent which was not satisfied prior to the date of termination of Executive's employment, other than a condition which requires no more than that Executive remain in the Company's employ for a period of not more than six (6) months following the date on which the bonus was awarded.

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        5.05 EVENTS CONSTITUTING GOOD REASON.

                (a) Unless initiated or concurred in by Executive, each of the following events shall constitute an event of "GOOD REASON" the occurrence of any of which, without the written consent of Executive, shall entitle Executive to terminate his employment with the Company for Good Reason: (i) a decrease in Executive's Annual Base salary, (ii) a material reduction in Executive's duties or authority as Vice President of Marketing, (iii) a change in the location at which Executive customarily performs his duties as Vice President of Marketing of more than fifty (50) miles from the present location in Laguna, Hills California, or (iv) the acquisition of all or substantially all of the Business of the Company (whether by sale of stock, sale of assets, merger, or consolidation or otherwise) in connection with which the purchaser(s) thereof do not either confirm, in writing, the continued effectiveness of this Agreement or assume this Agreement, (v) the material and disproportionate (as compared to other senior managers) reduction by the Company of benefits available to Executive under employee benefit plans or programs (other than stock option or purchase plans or programs), that either are in effect on the date hereof or which are hereafter adopted by the Company and in which Executive is eligible to participate, it being understood that no such reduction shall be deemed to have occurred if the Company adopts or implements a substitute plan or program for Executive that provides substantially comparable benefits at no materially greater cost to the participants,
        (vi) a breach by the Company of any of its material obligations to Executive under this Agreement which continues unremedied for thirty
        (30) days following receipt of a written notice thereof from Executive that specifies in detail the nature of such breach, or (vii) the resignation or termination of employment by Executive, for any reason or no reason, upon the occurrence of, or at any time within twelve (12) months following, a Change in Control of the Company (as defined in Paragraph 5.05(b) hereof).

                (b) A termination of employment by Executive for Good Reason shall become effective ten (10) business days following the delivery by Executive to the Company of written notice ("Good Reason Notice") stating that Executive is terminating his employment for Good Reason and specifying the event or circumstance constituting the same, if the Company does not, within such ten (10) business day period, inform Executive of its intent to remedy or rescind the event or circumstance giving rise to such notice of termination; or thirty (30) days following delivery of the Good Reason Notice, if such notice of intent is given by the Company, but the event or circumstance giving rise to the Good Reason Notice is not remedied or rescinded within such thirty (30) day period.

                (c) In the event of the occurrence of, and the Company's failure to remedy or rescind, an event or action by the Company that would entitle Executive to terminate his Employment for Good Reason, the Executive's sole right and remedy shall be to terminate his employment with the Company, in the manner and within the time period as hereinafter set forth and, in the event Executive so terminates his employment, to receive, and the Company's sole liability to Executive, in the event of such a termination of employment by Executive for Good Reason, shall be limited to, the payment, on the terms and subject to the

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        conditions set forth in Subsection 5.04(a) and (b) hereof, of
        Executive's remaining unpaid salary and unused vacation accrued to the date of such termination of employment, any awarded but unpaid bonuses and the Severance Compensation specified, respectively, in Clauses (i),
        (ii) and (iii) of Subsection 5.04 hereof and the Post-Termination Insurance Benefits that are set forth in Clause (iv) of Subsection 5.04 hereof, as if such termination of employment by Executive for Good Reason had been a termination of his employment by the Company without Just Cause.

                (d) The Executive shall be deemed to have consented to an event that would otherwise entitle him to terminate his Employment for Good Reason, if he fails to exercise his termination right under this Subsection 5.05 within thirty (30) days following the earlier of (i) his receipt of written notice from the Company that it intends to proceed with an action that constitutes an event of Good Reason (as hereinabove defined) or (ii) the actual happening or occurrence of such event and, in the event of such failure, any subsequent termination by Executive of his employment hereunder shall constitute a termination of employment by Executive without Good Reason pursuant to Subsection 5.06 below.

                (e) For purposes hereof, a "CHANGE IN CONTROL OF THE COMPANY" shall be deemed to have occurred upon (A) the sale or issuance of capital stock of Triad Holdings or the Company (other than as a result of a public offering of the securities of the Company or Triad Holdings), or any merger, consolidation or combination to which Triad Holdings or the Company is a party if, as a result thereof, the persons or entities that were the holders of Triad Holdings' outstanding capital stock or the person or persons who were the holders of the Company's outstanding capital stock (as the case may be) immediately prior thereto, or their Affiliates, do not possess voting power (under ordinary circumstances) to elect a majority of the Triad Holdings Board of Directors or the Company's Board of Directors (as the case may be) after such transaction, or (B) the sale to any person or entity that is not an Affiliate of Triad Holdings or the Company, of all or substantially all of the assets of Triad Holdings, determined on a consolidated basis.

        5.06 TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. Executive shall be entitled to terminate his employment in the absence of an event constituting Good Reason at any time, effective on thirty (30) days prior written notice to the Company. In the event of any such termination of employment by Executive, this Agreement also shall terminate and the Company's sole liability to Executive shall be to pay Executive the installments of his then Annual Base Salary accrued hereunder and unpaid for services rendered by Executive up to the date of such termination, together with any accrued and unused vacation. In the event Executive gives such written notice of such termination to the Company, the Company shall be entitled to terminate Executive's employment and this Agreement effective on the 10th day after the date of such notice rather than having to wait for the expiration of the thirty (30) days following Executive's notice of termination, provided that such earlier termination by the Company shall not affect Executive's right to receive the remaining installments of his then Annual Base Salary and unused vacation accrued to the thirtieth (30th) day following notice by Executive of his termination of employment to the Company. Notwithstanding anything to contrary contained in this Agreement, Executive's notice of termination of employment given more than thirty (30) days following the occurrence of an event that would constitute Good Reason, as defined in Subsection 5.05 hereof, shall constitute a termination of employment by Executive without Good Reason pursuant to this Subsection 5.06.

        5.07 PROVISIONS GOVERNING PAYMENTS DUE ON TERMINATION OF EMPLOYMENT. Any Severance Compensation to which Executive becomes entitled as a result of a termination of Executive's employment pursuant to Subsection 5.04 or 5.05 hereof shall not be reduced by any compensation he may receive during the Severance Period from any alternative employment he obtains during the Severance Period. If, at any time during the Benefit Continuation Period, Executive obtains disability or health or dental insurance as a result of obtaining alternative employment that provides disability, health or dental insurance benefits comparable or superior to those being provided or otherwise paid by the Company ("Alternative Benefits"), then, the Company's obligation to provide continuation of, or reimbursement for, whichever of the disability or health or dental insurance benefits (as the case may be) to which he becomes entitled as a result of his alternative employment shall terminate at such time as Executive or Executive and his dependents (as the case may be) become eligible to receive such Alternative Benefits. Executive shall promptly notify the Company if and when, during the Benefit Continuation Period, that he obtains any Alternative Benefits. In the event of any termination of Executive's employment by the Company without Just Cause or by Executive for Good Reason, Executive shall be entitled only to the payments and benefits described in Subsection 5.04 and to any rights he may have under the Option Agreement and shall not be entitled to receive or obtain from the Company or any Affiliate thereof, nor shall the Company or any Affiliate thereof have any liability for, any other salary, benefits or other payments, whether pursuant to this Agreement or otherwise. Payments made to Executive on or after the effective date of termination of Executive's employment pursuant to any of the Subsections of this Section 5 shall be subject to withholding as provided in Subsection 14.03 of this Agreement.

        6. CONFIDENTIAL INFORMATION.

                6.01 USE AND DISCLOSURE RESTRICTIONS. Executive will hold in strict confidence and not disclose to any person or entity, without the express prior written authorization of the CEO or the Board of Directors of the Company, any financial statements or other financial information or data (historical or prospective) of or relating to the Company or any Affiliate that has not been publicly disclosed by the Company, any manufacturing or marketing data or any information relating to any technique, process, formula, developmental or experimental work, work in progress, business methods, trade secrets, any information relating to customers or clients of the Company or any of its Affiliates (including, without limitation, any customer or client list or lists of customer or client sources), acquisition candidates or prospects, or any business or marketing plans, or any other secret, proprietary or confidential information of or relating to the Company or any of its Affiliates or any of their products, services, customers, clients, sales or other business activities or affairs, including without limitation, any information relating to inquiries made by the Company or any Affiliate or negotiations with respect to any Venture or Acquisition (as such terms are defined in Section 8). Executive further agrees that be will not make use of or disclose to any third party any of the above at any time after termination of his employment. Upon termination of employment, Executive shall deliver to the Company all documents, records, notebooks, work papers and all similar repositories containing any information concerning the Company or any Affiliate, whether prepared by Executive, the Company or anyone else, together with any other assets of the Company in his possession. The foregoing restrictions shall not apply to (i) information which is or becomes, other than as a result of a breach of this Agreement, generally available to the public or (ii) the disclosure of information required pursuant to a subpoena or other legal process; provided that the Executive shall notify the Company, in writing, of the receipt of any such subpoena or other legal process requiring such disclosure immediately after receipt thereof and shall provide reasonable cooperation with any efforts by the Company to quash such subpoena or other legal process or to obtain a protective order with respect thereto.

                6.02 USE OF CONSULTING CLIENT IDENTIFICATION INFORMATION. The restrictions contained in Subsection 6.01 that prohibit the use by Executive of lists or identities of clients or customers of the Company shall be subject to the limited exception set forth hereinafter in this Subsection 6.02. In the event of any termination of Executive's employment hereunder for any reason whatsoever, then, at any time after the effective date of such termination, Executive, and any Controlled Entity (as hereinafter defined), shall be permitted to use information, consisting solely of the identities and addresses of Triad Consulting Clients (as hereinafter defined) and the names of the contact persons at the Triad Consulting Clients (hereinafter collectively "Client Identification Information"), solely for the purpose of marketing and offering to provide, and providing, either in his individual capacity or as an employee or agent of any Controlled Entity, consulting services with respect to the marketing of healthcare products and services of the type and nature that Executive has provided, in his individual capacity or as an employee or agent of any Controlled Entity, during the past nine (9) years ("Healthcare Consulting Services"), without thereby either breaching the provisions of this Subsection 6.01 above, which would otherwise prohibit or restrict such use by Executive of Client Identification Information, or affecting any rights Executive may have, pursuant to Subsection 5.04 or Subsection 5.05 hereof, to receive any Severance Compensation or Post-Termination Benefits following the termination of his employment with the Company; PROVIDED, HOWEVER, that:

                (a) If within five days (x) after the termination of Executive's employment hereunder pursuant to Subsection 5.04 or Subsection 5.05 hereof, the Company confirms in writing that Executive is entitled to receive, and that the Company or any Affiliate thereof will be paying to him, under the applicable provisions of either such Subsection 5.04 or Subsection 5.05, Severance Compensation and Post-Termination Benefits (as defined in Subsection 5.04 above), or (y) after termination of Executive's employment pursuant to Subsection 5.01, Subsection 5.03 or Subsection 5.06 hereof, the Company notifies Executive in writing that, despite the fact that he is not entitled to any Severance

        Compensation or Post-Termination Benefits it intends to pay such Severance Compensation and provide such Post-Termination Benefits to Executive for a period of up to six (6) months, then Executive and any Controlled Entity shall not make any use of any Client Identification Information, including, without limitation, any uses that would otherwise be permitted by the first paragraph of this Subsection 6.02 (the "Permitted Uses"), such as, but not limited to, any use by the Executive or any Controlled Entity of any Client Identification Information to seek part-time employment from, to make any offer to provide any consulting services to, or to solicit or accept any solicited or unsolicited offer of any part-time employment or any engagement as a consultant or advisor from, any Triad Consulting Customer (other than a Prior Consulting Client):

                        (i) during the six (6) months immediately following the
                effective date of the termination of Executive's employment with the Company pursuant to Subsection 5.04 or Subsection 5.05 hereof, or

                        (ii) for so long a period (not to exceed six months) as
                the Company or any Affiliate is voluntarily paying Severance Compensation and providing Post-Termination Benefits to Executive following a termination of his employment pursuant to Subsection 5.01, Subsection 5.03 or Subsection 5.06 hereof (hereinafter the "Voluntary Severance Benefits"), which Voluntary Severance Benefits the Company may terminate at any time, effective on five (5) days' prior written notice to Executive, provided that upon such a termination the Executive and any Controlled Entity may make any Permitted Use of Client Identification Information pursuant to the initial paragraph of this Subsection 6.02 above, and provided, further, that if Executive's termination was due to his total disability pursuant to Subsection 5.01 of this Agreement, the termination of the Voluntary Severance Benefits by the Company shall not affect Executive's rights to the Disability Health Insurance Continuation Benefit described in Subsection 5.01.

        Any breach by Executive, either directly or indirectly through any Controlled Entity, of any of the covenants of Executive contained in this Subsection 6.02 shall constitute a breach of Executive's confidentiality obligations to the Company under this Section 6. Notwithstanding the foregoing, following any termination of Executive's employment for any reason, Executive may seek full-time employment from any Triad Consulting Client.

                (b) Nothing in this Subsection 6.02 shall entitle, or be construed to entitle, Executive to use any Confidential Information or proprietary information belonging to the Company other than the Client Identification Information, which Client Identification Information Executive agrees that he and any Controlled Entity shall use only in accordance with and subject to the terms and restrictions contained in this Subsection 6.02 and in no event shall Executive or any Controlled Entity disclose any such Client Identification Information to any third party or permit any third party to make any use thereof. Accordingly, it is hereby expressly agreed that, if Executive accepts employment, or

        Executive or a Controlled Entity obtains a consulting or advisory position, with any person or entity, whether with a Triad Consulting Client as permitted hereunder or with any other person or entity, including any Prior Consulting Client, following termination for any reason of his employment with the Company, neither Executive nor any Controlled Entity shall make any use of any Confidential Information of the Company in rendering services to such person or entity at any time.

        6.03 CERTAIN DEFINITIONS AND OTHER PROVISIONS. For purposes of Subsection 6.02 above and this Subsection 6.03 (i) the term "Controlled Entity" shall mean company, partnership, limited liability company or other business entity of which Executive owns, directly or indirectly, a number of the outstanding voting shares or a percentage of the general partnership or other ownership interests that gives him control over the policies and management of any such entity; and (ii) the term "Triad Consulting Clients" shall mean any corporation or other business entity (such as, but not limited to a partnership, limited liability company or sole proprietorship) or any person to which the Company, or any Affiliate thereof, provides any consulting services during the term of this Agreement, but shall not include any corporation or other business entity or person to which the Company or any Affiliate thereof sells products or renders non-consulting services, whether or not the Company or any Affiliate thereof also provides consulting services to such corporation or other business entity or person, unless the revenues of the Company and/or any Affiliate thereof from the consulting services rendered to such corporation or other business entity or person (as the case may be) during the term of this Agreement represented more than 50% of the total revenues received from such corporation or other business entity or person during the term of this Agreement. Executive hereby represents that Schedule F hereto contains an accurate list of the identities of each corporation or other business entity to which Executive or any Controlled Entity rendered any Healthcare Consulting Services during the past nine (9) years (the "Prior Consulting Clients"). Nothing herein or elsewhere in this Agreement shall restrict or prohibit, or is intended to strict or prohibit, Executive or any Controlled Entity from accepting employment with or offering or providing any consulting services to, any Prior Consulting Client at any time after the termination of Executive's employment hereunder, even if that Prior Consulting Client becomes a Triad Consulting Client during or after the term of this Agreement, so long as the Executive does not make use of any Confidential Information of the Company or any of its Affiliates in connection with or related to the rendering of services to such Prior Consulting Client.

        7. COVENANTS AGAINST ACTIONS DAMAGING THE COMPANY. The Executive agrees that, during the term of this Agreement or at any time thereafter, he will not
(i) make any claim that the Executive has any right, interest or title, of any kind or nature whatsoever, in or to any products, methods, practices, processes, discoveries, ideas, improvements, devices, creations, business plans or systems, or, subject to applicable labor laws, inventions relating to the business of the Company or any Affiliate, used, developed or discovered by the Company, any Affiliate or by Executive at any time during his employment with the Company or any Affiliate thereof, or (ii) disclose any of such matters to any third party. Executive further agrees that during the term of this Agreement and for a period of two (2) years following the termination (whether by the Company or the Executive) of his employment with the Company, he shall not, whether for himself or on behalf of or in conjunction with any third party, hire any employee of the Company or any Affiliate or induce or entice any employee of the Company or any Affiliate to leave his employment with the Company or any Affiliate.

        8. VENTURES AND ACQUISITIONS. If, during the Executive's employment hereunder, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company or any Affiliate and a third party or parties (a "Venture"), or any discussions, analyses or negotiations with respect to an investment in, merger, acquisition or purchase, directly or indirectly, of the stock, assets or business of any entity engaged in an the wholesale distribution of medical products or services or any other business (an "Acquisition"), all rights in any such Venture or Acquisition and any opportunity to make any investment in the entity to be so acquired (the "Target") shall belong to the Company or such Affiliate and shall constitute a corporate opportunity belonging exclusively to the Company or such Affiliate. Except as approved in writing by the Board of Directors, the Executive shall not be entitled to any interest in any such Venture or to invest or solicit any third party to invest in the Target or consummate the Acquisition, or to receive any commission, finder's fee or other compensation in connection therewith.

        9. NON-COMPETITION. Executive agrees that during his employment by the Company (whether under this Agreement or otherwise), or by any Affiliate, he will not engage or participate (whether as employee, employer, consultant, agent, principal, partner, stockholder, lender, corporate officer, director or other representative capacity) in, or otherwise render assistance to, any business that competes with the business of the Company in any city or county within the United States in which the Company is then engaging and continues to engage in its business. In the event any court shall refuse to enforce any portion of the covenant in this Section 9, then such unenforceable portion shall be deemed eliminated and severed from said Covenant for the purpose of said court's proceedings to the extent necessary to permit the remaining portions of this covenant to be enforced. Notwithstanding the foregoing, Executive may own up to 1% of the shares of any class of capital stock of any corporation that engages in any business that is competitive with the Company, provided that such class of capital stock is listed for trading on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System and such shares are held for investment only.

        10. ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to an Affiliate; or to any unaffiliated corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 10.

        11. EQUITABLE RELIEF. The Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including, without limitation, the provisions of Sections 6, 7, 8 and 9. Accordingly, the Executive specifically agrees that the Company shall be entitled to temporary, preliminary and permanent injunctive relief and to the remedy of specific performance to enforce the provisions of this Agreement. This provision with respect to injunctive relief and specific performance shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief and specific performance.

        12. SURVIVAL. The provisions of Sections 5, 6, 7, 8, 11, 12 and 13 and Subsections 14.01, 14.02, 14.03, 14.06, 14.07, 14.08 and 14.09 of this Agreement shall survive termination of this Agreement for any reason whatsoever.

        13. NOTICES. Any notice or other communication regarding this Agreement required to be given pursuant to the terms hereof shall be in writing and shall be deemed to be received by the party to whom it is addressed (i) on the actual date of delivery if personally delivered to such party; (ii) on the first business day after the notice or other communication is sent by facsimile machine to the addressee at the facsimile phone number set forth below, provided that (A) an original copy thereof is mailed on the same date by first class mail, postage prepaid, and (B) in the case of a notice or communication to the Company, the facsimile copy is addressed to the attention of Company's CEO; and
(iii) two business days following its deposit in the United States Mails, if sent by postage prepaid certified mail, return receipt requested. For purposes hereof, a notice personally delivered to the Company shall not be deemed delivered unless it has been addressed to the attention of the CEO of the Company. The addresses of the parties hereto for purposes of mailing notices hereunder are as follows:

                  The Company:           Triad Medical, Inc.
                                         23161 Mill Creek Drive, Suite 300
                                         Laguna Hills, CA 92653
                                         Attention:  Chief Executive Officer
                                         Fax No.:    (714) 770-0727

                  The Executive:         Jack Saladow
                                         6 Sea Street
                                         Laguna Niguel , CA 92677
                                         Fax No.: (714) 495-4224

        Any party may change its mailing address or fax number for purposes of this Section 13, effective five (5) business days after written notice of such change has been given to the other party.

        14. MISCELLANEOUS.

                14.01 GOVERNING LAW. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California.

                14.02 PRIOR AGREEMENTS. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding (whether written or oral) with respect to such subject matter (other than the Options, which shall be governed by the Option Agreement), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein, except that if there is or hereafter there arises any conflict between (i) any of the provisions of that certain Shareholders' Agreement dated as of May 17, 1996 among the Triad Holdings and all of its shareholders, as such Agreement may be amended from time to time hereafter (the "Shareholders' Agreement"), relating to any of the obligations of Executive or any of the rights of Triad Holdings or its other shareholders with respect to any shares of stock of Triad Holdings, or any options or rights to purchase or otherwise acquire any shares of Common Stock of Triad Holdings, which Executive may acquire or own, whether under the Option Agreement or otherwise, including, without limitation any of the terms and provisions governing the stock repurchase rights of Triad Holdings or the stock purchase rights of the shareholders thereof, and (ii) any provisions of this Agreement or the Option Agreement, then, the terms and provisions of the Shareholders' Agreement relating to such obligations of the Executive or rights of Triad Holdings or the other shareholders thereof under such Shareholders' Agreement shall be controlling and shall supersede the conflicting provisions contained in this Agreement or in the Option Agreement, unless the applicable provision of the Shareholders' Agreement that is in conflict with this Agreement or the Option Agreement (i) became applicable to Executive as a result of an amendment to the Shareholders' Agreement that was adopted after the date hereof and prior to Executive becoming a shareholder of the Company, and (ii) such amendment materially reduced the benefits to Executive or materially increased the obligations of Executive under the Shareholders' Agreement in a manner that was not also made applicable to other executives of the Company that, like Executive, are holders of options to purchase shares of Common Stock of Triad Holdings, but are not shareholders of Triad Holdings. Executive acknowledges that he has been furnished with a copy of and has read the Shareholders Agreement and that Executive understands and accepts the terms and provisions thereof.

                14.03 WITHHOLDING TAXES. The Company may withhold from any salary and benefits payable under this Agreement, including, without limitation, from any Severance Compensation and any Post-Termination Benefits earned by Executive pursuant to any of Subsections 5.01, 5.04,
        5.05 or 6.02 hereof, all federal, state, city or other taxes or amounts as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

                14.04 AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

                14.05 NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                14.06 SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only the maximum duration, extent or activities which may validly and enforceably covered under applicable law. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

                14.07 DEFINITIONS: HEADINGS. As used in this Agreement, the term "Affiliate" (when used with reference to Triad Holdings or the Company) means any corporation, partnership, joint venture, association or other business entity (any of the foregoing, an "entity") or any person that controls, is controlled by, or is under common control with Triad Holdings or the Company. A person or entity shall be deemed to control another entity if such person or entity has the right or power, either directly or indirectly through its control of any other person or entity, either to select a majority of the directors, managers or trustees, or to veto any major business decisions, of such other entity. Section, Subsection and Paragraph headings in this Agreement are solely for convenience of reference and shall not be considered, nor shall they affect, the interpretation or application of any of the terms or provisions of this Agreement.

                14.08 ARBITRATION. Except as hereinafter set forth in this Subsection 14.08, all claims, controversies, differences or disputes between either of the parties hereto arising from or relating to this Agreement shall be determined solely and exclusively by arbitration in accordance with the rules of commercial arbitration then in effect of the American Arbitration Association, or any successor thereto (the "AAA"), in Orange County, California (or in the next nearest county in California to Orange County if the AAA does not then conduct arbitrations in Orange County). Discovery in any such arbitration proceeding shall be conducted in accordance with the Civil Discovery Act of 1986, the applicable provisions of which are set forth at Sections 2016 et seq. of the Code of Civil Procedure in effect in California and which apply to civil actions brought in Superior Court in the county where such arbitration is brought. In any such arbitration, the parties shall jointly select an arbitrator. In the event the parties fail to agree upon an arbitrator within twenty (20) days, then each party shall select an arbitrator and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator, provided that if either party, in such event, fails to select an arbitrator within seven (7) days, such arbitrator shall be selected by the American Arbitration Association, or any successor thereto, upon application of either party. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction. THE PARTIES AGREE TO ABIDE BY ANY DECISION RENDERED IN ANY SUCH ARBITRATION AS FINAL AND BINDING AND WAIVE THE RIGHT TO SUBMIT THE DISPUTE TO A PUBLIC TRIBUNAL FOR A JURY OR NON-JURY TRIAL OR TO APPEAL THE DECISION OF THE ARBITRATOR. Notwithstanding the foregoing, any party may bring an action seeking specific performance of any of the obligations of the other party under this Agreement or injunctive relief, whether temporary, preliminary or permanent, against a breach or threatened breach of this Agreement by the other party, in any court of competent jurisdiction as contemplated by Section 11 of this Agreement.

                14.09 ATTORNEYS FEES. In the event that any party hereto brings an action in equity or initiates an arbitration proceeding pursuant to Subsection 14.08 or, despite the provisions of Subsection 14.08, is required to bring a legal action, to enforce such party's rights or remedies, or the obligations of the other party, under this Agreement, the prevailing party in such action or proceeding shall be entitled to recover its reasonable legal fees and expenses, and court or arbitration costs, incurred in connection therewith from the non-prevailing party, including, without limitation, any expert witness fees to the extent such do not exceed reasonable and customary fees generally charged for such services.

                14.10 COUNTERPART EXECUTION. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

                14.11 SCHEDULES TO EMPLOYMENT AGREEMENT. Attached hereto are the following Schedules to this Employment Agreement:

            Schedule A: Continuing Consulting Assignments
            Schedule B: Confidentiality Agreements to which Executive is Subject Schedule C: List of Current Employee Benefit Plans or Programs Schedule D: Vacation Benefits
            Schedule E: Form of Employee Stock Option Agreement
            Schedule F: List of Prior Consulting Clients of Executive

        The aforementioned Schedules are an integral part of this Agreement and terms in such Schedules with initial capital letters shall have the same meanings given to them in this Agreement unless otherwise defined in such Schedules or the context indicates otherwise. Subject to the exception noted below with respect to Schedule E, if there is any conflict between any provision of the Employment Agreement and any provision of any of the Schedules, such provision of the Schedule, in the instance only of such a conflict, shall govern over the conflicting provision of this Employment Agreement. In the case of the Employee Stock Option Agreement, the form of which is set forth in Schedule E, the provisions of Subsection 14.02 of this Employment Agreement shall supersede any conflicting provision of any such Employee Stock Option Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                         TRIAD MEDICAL, INC.,
                                         a California corporation

                                         By: /S/ R. TUCKER COOP
                                                 R. Tucker Coop, President and
                                                 Chief Executive Officer

                                         "Executive"

                                             /S/ JACK SALADOW
                                                 JACK SALADOW

                                   SCHEDULE A

                        CONTINUING CONSULTING ASSIGNMENTS

        Jack Saladow and/or Pacific Marketing Resources have continuing consulting assignments on-going with the following companies, their affiliates, divisions and/or subsidiaries:

        Becton Dickinson and Company
        Franklin Lakes, NJ

        Luxar Corporation
        Bothell, WA

        National Home Infusion Association
        Alexandria, VA

        Quest Medical, Inc.
        Allen, TX

        TRIAD Medical, Inc.
        Laguna Hills, CA

                                   SCHEDULE B

                          CONFIDENTIALITY AGREEMENTS TO
                           WHICH EXECUTIVE IS SUBJECT

        Consulting Services were provided to the client listed on Schedule F of this Agreement subject to confidentiality agreements (either written or oral) except those numbered below:

                              4, 5, 33, 35, 42, 45

                                   SCHEDULE D

                                VACATION BENEFITS

        During each successive period of 12 consecutive months of continuous employment of Executive under the Employment Agreement, commencing from the Effective Date (each, an "Employment Year"), Executive shall earn twenty (20) days of paid vacation ("Vacation Days"), which shall accrue ratably based on the number of days he is employed during each such Employment Year; PROVIDED, HOWEVER, that accrual of unused Vacation Days shall cease at such time as is specified in the Company's vacation policy as set forth in its employee handbook or other written employment policies (as the case may be). Notwithstanding the foregoing or anything to the contrary contained in the Employment Agreement or the vacation accrual policy, upon a written request therefor from Executive (an "Unearned Vacation Request") the Company's CEO may permit Executive to use, in addition any to accrued but unused vacation days he may have, vacation days that will accrue thereafter under the Company's vacation accrual policy ("Unearned Vacation Days"), subject to the following terms and conditions:

                (a) The Unearned Vacation Request shall set forth the number of Unearned Vacation Days being requested and the dates during which he proposes to such Unearned Vacation Days;

                (b) Upon Executive's use of any Unearned Vacation Days, the accrual of further vacation days shall cease until the number of Unearned Vacation Days that were used by Executive equals the number of days of vacation which, but for this provision, would have accrued following the use of the Unearned Vacation Days (so that, for example, if Executive uses ten Unearned Vacation Days, which is equal to the number of vacation days that would accrue over a six month period, the accrual of further vacation days for the account of Executive shall cease during and (unless he were to use additional Unearned Vacation Days prior thereto) shall resume after the end of, the six month period following his use of those Unearned Vacation Days);

                (c) The number of Unearned Vacation Days that Executive may use at any one time shall be not be greater than the number by which twenty
        (20) exceeds the lesser of (i) the number of vacation days that had been earned by Executive, but are unused, as of the date he commences using the Unearned Vacation Days approved by the CEO, or (ii) the number of days of vacation (whether accrued or Unearned) that were used by Executive in the twelve (12) months immediately preceding the Unearned Vacation Request; provided that the Company's CEO shall be entitled to limit the number of Unearned Vacation Days that Executive may use at any time to a lesser number of days than he would otherwise be entitled pursuant to this paragraph (c) or to refuse any request for use of any Unearned Vacation Days, if the CEO believes, in good faith, that the use of the number of Unearned

        Vacation Days requested, or the use thereof at the time proposed by Executive, would adversely affect the Company's operations or Executive's performance of his duties for the Company.

        In the event of a termination of Executive's employment by the Company for any reason other than for Just Cause (as defined in Subsection 5.03 of the Employment Agreement) or a termination by Executive of his employment for Good Reason (as such term is defined in Subsection 5.05 of the Employment Agreement), neither the Executive nor his estate (in the event the termination was due to his death) shall be obligated to pay or reimburse the Company for any Unearned Vacation Days that he had used prior to such termination.

                                   SCHEDULE E

                              TRIAD HOLDINGS, INC.

                                     FORM OF

                        INCENTIVE STOCK OPTION AGREEMENT

    (Granted under the 1992 Stock Option and Restricted Stock Purchase Plan,
                as amended and restated effective May 14, 1996)

        This Incentive Stock Option Agreement (the "Agreement") is entered into as of January ___, 1997, by and between TRIAD HOLDINGS, INC., a Delaware corporation (the "Company"), and JACK L. SALADOW (the "Optionee"), who is an employee of Triad Medical, Inc. ("TMI"), which is a wholly-owned subsidiary of the Company, with reference to the following facts:

                                 R E C I T A L S

        WHEREAS, Optionee is employed by TMI as its Vice President of Marketing pursuant to an Employment Agreement dated as of December ___, 1996 (the "Optionee Employment Agreement") and Optionee is a valued and key employee of the TMI; and

        WHEREAS, the Company desires, by affording the Optionee an opportunity to purchase shares of Class B Common Stock of the Company (the "Shares"), as hereinafter provided, to carry out the purpose of the "Triad Holdings, Inc., 1992 Stock Option and Restricted Stock Purchase Plan, as amended and restated (the "Plan");

        NOW, THEREFORE, in consideration of the mutual covenants herein set forth, and for good and valuable consideration, the parties hereto have agreed, and do hereby agree, as follows:

                                A G R E E M E N T

        1. GRANT OF OPTION. The Company irrevocably hereby grants to Optionee an option (the "Option") to purchase all or any portion of a total of Thirty Thousand (30,000) Shares at a purchase price of Five Dollars Fifty-one Cents ($5.51) per share (the "Exercise Price"), subject to the terms and conditions set forth herein. This Option is intended to qualify as an "incentive stock option" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

        2. VESTING OF OPTION. The right to exercise this Option shall vest in installments, and this Option shall be exercisable from time to time in whole or in part as to any installment that has become vested, as follows:

                                            THIS OPTION SHALL
                           ON OR AFTER:     BE EXERCISABLE AS TO:
                           -----------      --------------------
                  (a)      ______, 1997:    10,000 shares;

                  (b)      ______, 1998:    10,000 additional shares; and

                  (c)      ______, 1999:    10,000 additional shares.

Subject to the exception set forth hereinafter in this Section 2, no additional Shares shall become exercisable or vest after the date of termination of Optionee's "Continuous Employment" (as defied in Section 3 below), but this Option shall continue to be exercisable in accordance with Section 3 below with respect to that number of Shares that have become vested as of or prior to the date of termination of Optionee's Continuous Employment. Notwithstanding the foregoing, however, if, Optionee's Continuous Employment with TMI is terminated by TMI without Just Cause pursuant to Section 5.04 of the Optionee Employment Agreement or by the Optionee for Good Reason (as Good Reason is defined in Section 5.05 of that Employment Agreement), on a date prior to the vesting of all of the Options granted hereunder, then, in such event, all unvested Options hereunder shall automatically be vested effective as of the day prior to such termination of Optionee's employment with TMI.

        3. TERM OF OPTION. Optionee's right to exercise this Option shall terminate upon the earliest of:

                (a) the expiration of ten (10) years from the date of this Agreement;

                (b) the expiration of one (1) year from the date Optionee's "Continuous Employment" (as defined below) is terminated by reason of the permanent disability of Optionee (as defined in Section 22(e)(3) of the Code);

                (c) the expiration of one (1) year from the date Optionee's Continuous Employment is terminated by reason of Optionee's death; or

                (d) the expiration of three (3) months from the date optionee's Continuous Employment is terminated for any reason other than permanent disability or death.

        Except as otherwise provided in the last sentence of Section 2 above, on the earliest date as of which the Optionee's Continuous Employment is terminated, whether due to the Optionee's death or permanent disability, or for any other reason, installments of this Option which have not yet become exercisable shall automatically terminate.

        As used in this Agreement, the term "Continuous Employment" means employment by the Company or any subsidiary or parent of the Company which is uninterrupted except for vacations, illness (except for permanent disability, as defined in Section 22(e)(3) of the Code), or leaves of absence which are approved in writing by the Company or a subsidiary or parent of the Company, if applicable. A transfer of employment of Optionee from the Company to any parent or subsidiary corporation, or from any parent or subsidiary corporation of the Company to the Company, or between subsidiary corporations of either the Company or any parent, without an intervening period during which Optionee is not employed by any of the foregoing, shall not constitute a cessation of Continuous Employment. In addition, if the Optionee is an employee of the Company or any parent or subsidiary thereof and such employment ceases, but he is serving, or within thirty (30) days after the cessation of employment he is appointed, as a director of the Company or any parent corporation thereof, such cessation of employment shall not constitute a termination of Continuous Employment.

        4. EXERCISE OF OPTION. Subject to Section 3 above, the portion of this Option which has vested may be exercised in whole or in part by the Optionee (or, after his or her death, by the person designated in Section 5 below), by delivery of the following to the Company at its principal executive offices:

                (a) A written notice of exercise which identifies this Agreement and states the number of whole Shares then being purchased;

                (b) Payment of the Exercise Price (i) in cash, (ii) by check,
        (iii) if approved by the Board or any committee of the Board of Directors established to administer the Plan (the "Committee"), a promissory note of the Optionee having such terms as may be approved by the Board or Committee, (iv) other shares of Class B Common Stock of the Company owned by the Optionee having a fair market value on the date of exercise equal to the aggregate exercise price of the shares as to which such Option is exercised, PROVIDED, HOWEVER, the prior approval of the Board or Committee shall be required therefor if no public market for the shares of Class B Common Stock exists at the time of exercise of the Option, (v) cancellation of indebtedness of the Company, if any, to the Optionee, (vi) provided that a public market for the Company's Class B Common Stock exists, through a "same day sale" commitment from the Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company, (vii) provided that a public market for the Company's Class B Common Stock exists, through a "margin" commitment room the optionee and an NASD Dealer whereby the optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company, or (viii) any combination of the foregoing methods of payment and/or any other consideration or method of payment as shall be permitted by applicable corporate law and approved by the Board or the Committee;

                (c) A check or cash, or such other lawful consideration as the Board of Directors or Committee may approve with a fair market value, in the amount reasonably requested by the Company to satisfy the Company's withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise, in whole or in part, of the Option (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee's wages, bonus or other income paid to Optionee by the Company or any subsidiary or parent of the Company, provided such arrangements satisfy the requirements of applicable tax laws); and

                (d) A counterpart of and such amendments to the Shareholders' Agreement referenced in Section 9 hereinbelow, duly executed by Optionee, as may be required by the Company or the other shareholders of the Company.

        5. DEATH OF OPTIONEE: NO ASSIGNMENT. The rights of the Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement or the Plan shall be void and shall have no effect. If the Optionee should die prior to the termination of this Option, and provided Optionee's right to purchase any of the Shares subject to the Option shall have vested pursuant to Section 2 hereof as of the date of death, Optionee's legal representative, his or her legatee, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a "Successor") shall succeed to the Optionee's rights and obligations under this Agreement. After the death of the Optionee, only a Successor may exercise this Option.

        6. REPRESENTATIONS AND WARRANTIES OF OPTIONEE.

                (a) Optionee represents and warrants that this Option is being acquired by Optionee for his or her personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

                (b) Optionee acknowledges that the Company may issue Shares upon the exercise of this Option without registering such Common Stock under the Securities Act of 1933, as amended (the "Act"), on the basis of certain exemptions from such registration requirement. Accordingly, Optionee agrees that his or her exercise of the Option may be expressly conditioned upon his or her delivery to the Company of an investment certificate or investment agreement including such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment and not with a present intention of selling or otherwise disposing such Shares and an agreement by Optionee that the certificates evidencing the Shares may bear a legend indicating such non-registration under the Act and the resulting restrictions on transfer. Optionee acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Act or an exemption from such registration is available and that the Company shall have no obligation to register any resales, except as may otherwise be specifically provided to the contrary in the Shareholders' Agreement (as hereinafter defined), nor shall the Company have any obligation to satisfy any conditions to the availability of any registration exemption. Optionee further acknowledges that federal securities laws and the securities laws of the state in which he or she resides may require the placement of certain restrictive legends upon the Shares issued upon exercise of this Option, and Optionee hereby consents to the placing of any such legends upon certificates evidencing the Shares as the Company, or its counsel, may deem necessary.

        7. LIMITATION OF COMPANY'S LIABILITY FOR NONISSUANCE. During the term of the Plan, the Company agrees at all times to reserve and keep available, and to use its reasonable best efforts to obtain from any regulatory body having jurisdiction any requisite authority in order to issue and sell, such number of shares of its Common Stock as shall be sufficient to satisfy its obligations hereunder and the requirements of the Plan. Inability of the Company to obtain, from any regulatory body having jurisdiction, authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares of its Common Stock hereunder and under the Plan shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

        8. ADJUSTMENTS UPON CHANGES IN CAPITAL STRUCTURE, MERGER, ETC.

                (a) In the event of any changes in the outstanding shares of Common Stock of the Company resulting from a stock split, reverse stock split, stock dividend, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made to the number and kind of Shares subject to this Option and to the Exercise Price per share, in accordance with the provisions of Section 10 of the Plan.

                (b) In the event of a merger, consolidation or other reorganization in which the Company is not the surviving corporation, or in which the Company is the surviving corporation, but it becomes a subsidiary of another Corporation and its shares are converted into cash, securities or other property, this Option shall terminate upon the effective date of such transaction unless a successor corporation, or the new parent of the Company, assumes this Option, provides substantially similar consideration to Optionee as was provided to the shareholders of the Company, or substitutes substantially equivalent options covering shares of the successor corporation, in accordance with the provisions of Section 10(b) of the Plan. If no provision is made for the assumption of or substitution for this Option, or for the payment of substantially equivalent consideration to Optionee, then the vesting of this Option shall be accelerated (subject to completion of the proposed transaction) and shall be exercisable in accordance with the provisions of Section 10(b) of the Plan.

        9. SHAREHOLDERS' AGREEMENT. In the event Optionee exercises the Option. or any portion thereof, the Shares acquired by Optionee pursuant to such exercise shall be subject to the terms and provisions of that certain Shareholders' Agreement dated as of May 17, 1996 among the Company and all of its shareholders, as such Agreement may be amended from time to time hereafter (the "Shareholders' Agreement"). Optionee acknowledges that he has been furnished with a copy of the Shareholders Agreement and Optionee understands that such Agreement will, under certain circumstances as set forth therein, (i) impose restrictions on the transferability of Shares acquired on exercise of the Option granted hereby, and (ii) require the undersigned Optionee to sell the Shares either to the Company or to other shareholders of the Company, or to third parties, on the terms and conditions set forth in the Shareholders Agreement, including any Shares the Optionee or his Successor may acquire hereunder following a termination of Optionee's Continuous Employment. Optionee further agrees that (x) he shall comply with all of the terms and conditions of the Shareholders' Agreement to the extent that such terms and conditions apply to him, as a holder of the Options, or to the Options, themselves, (y) it shall be a condition precedent to Optionee's right to have issued any Shares on exercise of this Option that, upon request of the Company at any time while any of the Options are outstanding and, in any event, upon any exercise thereof, Optionee shall execute and deliver a counterpart of the Shareholders' Agreement and any amendment to the Shareholders' Agreement which the Company or the other shareholders of the Company deem necessary or advisable to make the Options or such Shares and Optionee subject to the Shareholders' Agreement on substantially the same terms as shares owned by other employees of the Company and (z) if there is any conflict between any provision of the Shareholders' Agreement and this Agreement, the provision of the Shareholders Agreement shall govern over the conflicting provision of this Option Agreement.

        10. NO EMPLOYMENT CONTRACT CREATED. Nothing in this Agreement shall be construed to constitute or be evidence of any right with respect to continuance of employment with the Company or any subsidiary or parent of the Company, or to limit in any way the right of the Company or any subsidiary or parent of the Company to terminate Optionee's employment at any time, with or without cause.

        11. RIGHTS AS SHAREHOLDER. The Optionee (or a Successor pursuant to
Section 5 hereof) shall have no rights as a shareholder with respect to any Shares covered by this Option until the date of the issuance of a stock certificate or certificates to him or her for such Shares, notwithstanding the exercise of this Option.

        12. INTERPRETATION. This Option is granted pursuant to the terms of the Triad Holdings, Inc., 1992 Stock Option and Restricted Stock Purchase Plan, as amended and restated, and shall in all respects be interpreted in accordance with such Plan, the provisions of which shall supersede any conflicting provision contained in this Agreement.

        13. NOTICES. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid.

                                   SCHEDULE F

                      PRIOR CONSULTING CLIENTS OF EXECUTIVE

        Jack Saladow and/or Pacific Marketing Resources have provided consulting services to the following companies, their affiliates, divisions and/or their subsidiaries prior to January 1, 1997:

                1.       Abbott Laboratories
                         Abbott Park, IL

                2.       Adaniya, George (an individual)
                         Wellesley, MA

                3.       Advanced Aesthetics, Inc.
                         Spanish Fork, UT

                4.       American Society of Health-System Pharmacists
                         Bethesda, MD

                5. American Society of Parenteral and Enteral Nutrition Silver Spring, MD

                6.       Becton Dickinson and Company
                         Franklin Lakes, NJ

                7.       Block Medical, Inc.
                         Carlsbad, CA

                8.       Bronson, Bronson, McKinnon
                         San Francisco, CA

                9.       Chicago City Capital Group, Inc.
                         Chicago, IL

                10.      CompuMed, Inc.
                         Manhattan Beach, CA

                11.      Davstar Industries Ltd. (now known as Urohealth, Inc.)

                12.      Devon Industries
                         Chatsworth, CA

                13.      Disposal Sciences, Inc.
                         Englewood, CO

                14.      Elkopast, H.S.
                         Milan, Italy

                15.      Fish and Neave
                         Palo Alto, CA

                16.      Fresenius AG
                         Frankfurt, Germany

                17.      Fresenius, USA, Inc.
                         Walnut Creek, CA

                18.      Grasby Medical, Inc.
                         Arden Hills, MN

                19.      HealthWatch, Inc.
                         Vista, CA

                20.      I-Flow Corporation
                         Irvine, CA

                21.      IMS, Inc,
                         El Monte, CA

                22.      ITW/Minigrip
                         San Antonio, TX

                23.      IMED Corporation
                         San Diego, CA

                24.      Implantable Devices, Inc.
                         Minneapolis, MN

                25.      Infustek International Ltd.
                         Bristol, CT

                26.      InterCare, Inc.
                         Irvine, CA

                27.      IVAC Corporation
                         San Diego, CA

                28.      Keller Medical, Inc.
                         Redlands, CA

                29.      Luxar Corporation
                         Bothell, WA

                30.      Management by Information
                         Little Rock, AR

                31.      Medical Product Specialists
                         Brea, CA

                32.      McGaw, Inc.
                         Irvine, CA

                33.      Medical Data International
                         Irvine, CA

                34.      MicroJect
                         Salt Lake City, UT

                35.      National Home Infusion Association
                         Alexandria, VA

                36.      OmniCare
                         Cincinnati, OH

                37.      Quest Medical, Inc.
                         Allen, TX

                38.      Safety 1st Medical Incorporated
                         Laguna Niguel, CA

                39.      Sigma International
                         Medina, NY

                40.      Stedim, USA
                         Pleasant Hill, CA

                41.      The Monitor Company
                         Cambridge, MA

                42.      The Remington Report
                         Laguna Niguel, CA

                43.      TRIAD Medical, Inc.
                         Laguna Hills, CA

                44.      US Medical, Inc.
                         San Diego, CA

                45.      Vital Care, Inc.
                         Livingston, AL

                46.      Winfield Industries
                         San Diego, CA

                47.      Zevex, Inc.
                         Salt Lake City, UT

and addressed, if to the Company, at its principal place of business, Attention: the Chief Financial Officer, and if to the Optionee, at his or her most recent address as shown in the employment or stock records of the Company.

        14. GOVERNING LAW. The validity, construction, interpretation, and effect of this Option shall be governed by and determined in accordance with the laws of the State of Delaware.

        15. SEVERABILITy Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

        16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument

        17. ENTIRE AGREEMENT. This Agreement, together with the Plan, constitutes the entire agreement between the parties pertaining to, and supersedes all prior written or oral agreements and understandings (express or implied) of the parties with respect to, the subject matter of this Agreement, except for the Shareholders' Agreement referenced in Section 9 hereof.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

        THE COMPANY:                     TRIAD HOLDINGS, INC.

                                         By:
                                         Title:

        The Optionee hereby accepts this Option subject to all the terms and provisions hereof. The Optionee hereby acknowledges receipt of a copy of the Plan and the Shareholders' Agreement referred to in Section 9 of this Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company (or the Committee thereof administering the Plan) regarding any questions arising under the Plan or this Agreement. The Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld by federal, state or local law as a result of the exercise of this Option.

        OPTIONEE:                        JACK L.  SALADOW

                                         ________________
                                           (Signature)